EXHIBIT 99.1
PANHANDLE OIL AND GAS INC. REPORTS
CHANGES IN MANAGEMENT
OKLAHOMA CITY, OK– PANHANDLE OIL AND GAS INC. (AMEX-PHX) announced today that Ben D. Hare will relinquish his duties as Co-President/Chief Operating Officer for health reasons on August 8, 2007. Mr. Hare stated “My family and I have concluded that my personal needs and those of the Company are best served by focusing on my treatment and hopeful return to good health.”
Michael C. Coffman, currently Co-President/Chief Financial Officer, will assume the title of President on August 8, 2007 and will be in charge of all executive responsibilities for the Company. The Company will immediately begin a search for a new Chief Operating Officer. Mr. Coffman has been with Panhandle for seventeen years in various executive positions. Mr. Coffman and Mr. Hare have served as Co-Presidents since March, 2006.
Mr. Hare will assume the title of Technical and Operations Advisor to the President, and will continue to serve as a member of the board of directors. He joined Panhandle as a director in 2002, became Vice President/Chief Operating Officer in 2004 and was named Co-President in March 2006.
E. Chris Kauffman, Chairman of the Board stated “It is with sadness that the board will accept Mr. Hare’s relinquishment of his duties as Co-President/COO but we understand and fully support his decision to focus on his health. The Company is fortunate to have Co-Presidents and the board is certain the Company, under Michael’s leadership, will continue the positive momentum generated in the last sixteen months.”
Panhandle Oil and Gas Inc. (AMEX-PHX) is engaged in the exploration for and production of natural gas and oil. Additional information on the Company can be found on the internet at www.panhandleoilandgas.com.